UNITED STATES DISTRICT COURT
                          DISTRICT OF CONNECTICUT


 UR ACQUISITION CORPORATION    :
 and UNITED RENTALS, INC.,     :
                               :
                Plaintiffs,    :
                               :    CIVIL ACTION NO.
           -against-           :    399CV00625(DJS)
                               :
 JAMES L. KIRK, RENTAL SERVICE :
 CORPORATION, and NATIONSRENT, :
 INC.,                         :
                               :
                Defendants.    :    May 13, 1999


                      MEMORANDUM OF LAW IN OPPOSITION
                      TO RENTAL SERVICE CORPORATION'S
                    MOTION FOR A PRELIMINARY INJUNCTION


           Plaintiffs and Counter Defendants UR Acquisition Corporation and United Rentals, Inc. (collectively, "United Rentals") and individual Counter Defendants Bradley S. Jacobs, Richard J. Heckmann, Wayland R. Hicks, John N. Milne, Michael J. Nolan and Gerald Tsai, Jr. (collectively the "Individual Defendants") respectfully submit this memorandum of law in opposition to the Motion for a Preliminary Injunction dated April 22, 1999 by Defendant Rental Service Corporation ("Rental Service").

           Defendant and Counter Plaintiff Rental Service seeks a preliminarily injunction barring United Rentals from electing the Individual Defendants to the Board of Directors of Rental Service on the ground that they would create an officer or director interlock allegedly in violation of Section 8 of the Clayton Act, 15 U.S.C. section 19. However, as discussed below, the Individual Defendants are former nominees; they have been replaced by six independent nominees who are neither officers nor directors of United Rentals. Therefore, Rental Service's Motion for a Preliminary Injunction must be denied because, without an interlock, Rental Service cannot demonstrate irreparable harm, or a likelihood of success on the merits of its claims, or sufficiently serious questions going to the merits to make such claims a fair ground for litigation, or that the balance of hardships tips decidedly in its favor.(1)


                             STATEMENT OF FACTS

           United Rentals is a Delaware corporation with its principal executive offices in Greenwich, Connecticut. Declaration of Robin L. Smith ("Smith Decl.") paragraph 3. Rental Service is a Delaware Corporation with its principal executive offices in Scottsdale, Arizona. Rental Service Memorandum of Points and Authorities at 2.

           On April 5, 1999, United Rentals commenced a non-discriminatory, non-coercive, all cash offer to purchase all outstanding shares of Rental Service common stock at a price of $22.75 per share, representing a 32% premium over the closing price of such shares on the last trading day prior to the offer ("Tender Offer"). On that day, United Rentals filed with the SEC the following documents and information required to be disclosed by
 Section 14(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder: a Schedule 14D-1, together with exhibits thereto, including an Offer to Purchase dated April 5, 1999, Summary Advertisement dated April 5, 1999, Press Release dated April 5, 1999, and Commitment Letter from Goldman Sachs Credit Partners L.P. dated April 4, 1999.

           United Rentals also took steps to exercise its rights to solicit other Rental Service shareholders to act by written consent to replace the Rental Service Board of Directors. On April 13, 1999, United Rentals filed a preliminary Schedule 14A Consent Solicitation Statement with the Securities and Exchange Commission ("SEC") (attached as Exhibit A to Smith Decl.), which included nine proposed nominees to the Rental Service Board of Directors, six of whom were the Individual Defendants. In an April 19, 1999 letter to Rental Service (received by Rental Service prior to the time Rental Service filed its amended counterclaims and motion for a preliminary injunction), United Rentals identified six alternate nominees for election

 --------------------

 (1) On April 29, 1999, United Rentals moved to dismiss Rental Service's Amended Counterclaims pursuant to Federal Rule of Civil Procedure 12(b)(6). That motion is pending before this Court.


 to the Rental Service Board of Directors who would serve if its nominees, including the Individual Defendants, were "unable or unwilling to serve, or [were] otherwise disqualified from serving, as directors of Rental Service." Exhibit B to Smith Decl.(2) On April 27, 1999, United Rentals replaced the Individual Defendants with the six alternates and filed a revised Schedule 14A Consent Solicitation Statement with the SEC (attached as Exhibit D to Smith Decl.) disclosing this information. On May 13, 1999, United Rentals filed a definitive Schedule 14A Consent Solicitation Statement (attached as Exhibit E to Smith Decl.), which states that United Rentals' "primary purpose in seeking to elect the Nominees to the Rental Service Board is to . . . facilitate the consummation of the [Tender] Offer and the Proposed United Rentals Merger." Exhibit E to Smith Decl. at 3.(3) As this public filing makes absolutely clear, all of the United Rentals nominees now are individuals who are not United Rentals officers or directors. Specifically, the six independent nominees who replaced the Individual Defendants are: William E. Aaron, President of Executive Monetary Management, Inc.; David A. Bronner, Esq., partner in Katten, Muchin and Zavis; Peter Gold, certified public accountant at Peter Gold CPA; David C. Katz, business consultant; Elliot H. Levine, certified public accountant at Levine & Seltzer LLP; and Jeffrey M. Parker, President of Financial Advisory Services of Genesis Capital, Inc. Exhibit E to Smith Decl. at 4-5.

 -------------------

 (2) United Rentals also identified the six alternate nominees in an April 21, 1999 filing with the SEC (also prior to the filing of Rental Service's amended counterclaims and motion for preliminary injunction). United Rentals' Sixth Amend- ment to Schedule 14D-1 (attached as Exhibit C to Smith Decl.).

 (3) The record date for the consent solicitation is May 13, 1999. Exhibit E to Smith Decl. at iii.


                                 ARGUMENT

 A.   THE STANDARD FOR THE ISSUANCE
      OF A PRELIMINARY INJUNCTION

           The standard for the issuance of a preliminary injunction is well established in the Second Circuit: "The party seeking the injunction must demonstrate (1) irreparable harm should the injunction not be granted, and
 (2) either (a) a likelihood of success on the merits, or (b) sufficiently serious questions going to the merits and a balance of hardships tipping decidedly toward the party seeking the injunction." Able v. United States, 44 F.3d 128, 130 (2d Cir. 1995) (citing Resolution Trust Corp. v. Elman, 949 F.2d 624, 626 (2d Cir. 1991)). Because Rental Service cannot satisfy any of the above requirements, its motion for a preliminary injunction must be denied.(4)


 B.   SINCE THERE IS NO PENDING OR THREATENED
      OFFICER OR DIRECTOR INTERLOCK, RENTAL
      SERVICE'S MOTION FOR A PRELIMINARY INJUNCTION
      MUST BE DENIED ON THE MERITS

           Section 8 of the Clayton Act prohibits any person from serving simultaneously as a director or officer of any two competing corporations if elimination of competition between them would constitute a violation of U.S. antitrust laws. 15 U.S.C. section 19(a)(1); see BankAmerica Corp. v. United States, 462 U.S. 122, 124-28 (1983) (reviewing the history of
 Section 8); see also White v. Central Vt. Pub. Serv. Corp., 958 F. Supp. 174, 176-78 (D. Vt. 1996) (construing 1990 amendments to Section 8); Protectoseal Co. v. Barancik, 1994-1 Trade Cas. (CCH) paragraph 70,494 (N.D. Ill. 1993) (same), aff'd, 23 F.3d 1184 (7th Cir. 1994).(5)

 ------------------

 (4) Notably, nowhere in its Memorandum of Points and Authorities does Rental Service address the balance of hardships.

 (5) Section 8 contains certain de minimis exceptions which, given that there are no interlocks, need not be addressed.


           Even assuming that Rental Service and United Rentals are competitors and do not fall within any of the de minimis exceptions to
 Section 8, the Individual Defendants are no longer nominees, and the actual nominees do not present a pending or threatened violation of Section 8. Simply put, there is no interlock since no nominee is an officer or director of United Rentals or, for that matter, any firm in the same business as Rental Service. Without such an interlock, Rental Service cannot demonstrate a likelihood of success on the merits of its claims or sufficiently serious questions going to the merits to make such claims a fair ground for litigation. See In re Penn Central Securities Litigation, 367 F. Supp. 1158, 1168 (E.D. Pa. 1973) (Section 8 claims are moot where no interlock exists); see also Fallis v. Ambach, 710 F.2d 49, 54 (2d Cir.
 1983) (appellants could not demonstrate a likelihood of success on the merits or sufficiently serious questions going to the merits of their claim because they failed to state a claim upon which relief can be granted).


 C.   RENTAL SERVICE CANNOT DEMONSTRATE THAT
      IT WILL BE IRREPARABLY HARMED UNDER THE
      ANTITRUST LAWS BY THE NOMINATION OF NINE
      INDEPENDENT DIRECTORS

           In the Second Circuit, irreparable harm is the "single most important prerequisite for the issuance of a preliminary injunction." Rodriguez v. DeBuono, Nos. 97-9152(L) et al., __ F.3d __, 1999 WL 247113,
 at *4 (2d Cir. Mar. 23, 1999) (per curiam). "The movant must demonstrate an injury that is neither remote nor speculative, but actual and imminent
 . . . ."  Id.  "In the absence of a showing of irreparable harm, a motion for a preliminary injunction should be denied."  Id.

           United Rentals has disclosed that its "primary purpose in seeking to elect the Nominees to the Rental Service Board is to . . . facilitate the consummation of the [Tender] Offer and the Proposed United Rentals Merger." Exhibit E to Smith Decl. at 3. The nomination by United Rentals of independent directors who have no interlocks, to achieve this legitimate business purpose, cannot form the basis of "actual and imminent" injury under the antitrust laws.

           Rental Service argues that it will suffer irreparable harm because the allegedly interlocking directors will "have the effect of lessening competition" between United Rentals and Rental Service. Rental Service Memorandum of Points and Authorities at 9. However, since there are no interlocking directors and therefore no pending or threatened violation of Section 8, Rental Service cannot show any injury, let alone meet the high "actual and imminent" injury standard required for injunctive relief. See United States v. W.T. Grant Co., 345 U.S. 629, 633 (1953) (affirming trial court's refusal to grant injunctive relief where there was no threat of a violation).

           Finally, United Rentals' nomination of independent directors is part of the public record, and its nominees could not be replaced without having a serious negative impact on the timing and success of its consent solicitation, and ultimately the Tender Offer.(6) As disclosed in the definitive Consent Solicitation Statement dated May 13, 1999:

      United Rentals believes the Amended Counterclaim and motion for preliminary injunction are without merit and intends to vigorously defend against such motion. However, United Rentals believes that it is in the best interests of Rental Service stockholders that United Rentals be able to move forward expeditiously with its solicitation of consents and afford Rental Service stockholders the opportunity to act on the Proposals. Accordingly, in order to avoid delay in the consent solicitation, each nominee originally designated by United Rentals who is an officer and/or director of United Rentals has withdrawn as a nominee, and a total of nine persons who are not directors or officers of United Rentals or its affiliates have been designated by United Rentals as Nominees.

 Exhibit E to Smith Decl. at 4. Obviously, there is no "cognizable danger" that an interlock will occur in the future. See W.T. Grant Co., 345 U.S. at 633. Accordingly, since Rental Service cannot show that "relief is needed," SEC v. Keller Indus., Inc., 342 F. Supp. 654, 660 (S.D.N.Y. 1972), it has failed to satisfy its burden and its motion for injunctive relief must be denied.


---------------

(6) The record date for the consent solicitation is May 13, 1999. In order to replace any of its proposed nominees, which United Rentals has no intention of doing, United Rentals would be required, among other things, to request a new record date and modify its consent solicitation statement.


 D.   THE BALANCE OF HARDSHIPS TIPS
      DECIDEDLY IN FAVOR OF UNITED RENTALS

           As demonstrated above, Rental Service has completely failed to demonstrate that it will suffer any injury, let alone irreparable injury, if its motion for injunctive relief is denied. In contrast, United Rentals would suffer severe harm from the entry of an injunction:

           The risk of an erroneous issuance of an injunction under such circumstances must be weighed against the harm, itself perhaps irreparable, the injunction may cause the parties enjoined. There exists the danger that shareholders may view an injunction inaccurately as a final determination of wrongdoing on the part of First Union and influence the election in this way. The equities do not warrant undertaking such a risk here.

 Unicorp Financial Corp. v. First Union Real Estate Equity & Mortgage Investments, 515 F. Supp. 249, 263 (S.D. Ohio 1981); accord Kennecott Copper Corp. v. Curtiss-Wright Corp., 584 F.2d 1195, 1200 (2d Cir. 1978) ("There is a very strong likelihood, however, that the election results were influenced by the criticism of Curtiss-Wright contained in the district court's election-eve decision."); Pantry Pride, Inc. v. Rooney, 598 F. Supp. 891, 902 (S.D.N.Y. 1984) (drastic relief requested by plaintiff would send wrong message to Pantry Pride stockholders). Since the balance of hardships tips decidedly in favor of United Rentals and Rental Service cannot demonstrate irreparable harm, or a likelihood of success on the merits, or sufficiently serious questions going to the merits to make such claims a fair ground for litigation, Rental Service's motion for injunctive relief must be denied.


                                 CONCLUSION

           For the foregoing reasons, this Court must deny Rental Service's motion for a preliminary injunction.

                          PLAINTIFFS-COUNTER DEFENDANTS UR ACQUISITION
                          CORPORATION and UNITED RENTALS, INC. and COUNTER-DEFENDANTS BRADLEY S. JACOBS, RICHARD J. HECKMANN, WAYLAND R. HICKS, JOHN N. MILNE, MICHAEL J. NOLAN AND GERALD TSAI, JR.


                          By:  /s/  Robin L. Smith
                               ---------------------------------
                               Thomas J. Groark, Jr. (ct04245)
                               Richard M. Reynolds (ct06124)
                               Philip S. Wellman (ct09636)
                               Robin L. Smith (ct13345)
                               DAY, BERRY & HOWARD LLP
                               CityPlace I
                               Hartford, Connecticut  06103
                               (860) 275-0100

 OF COUNSEL:

 Jay B. Kasner
 Clifford H. Aronson
 Steven J. Kolleeny
 SKADDEN, ARPS, SLATE,
    MEAGHER & FLOM LLP
 919 Third Avenue
 New York, New York  10022
 (212) 735-3000


                           CERTIFICATE OF SERVICE

           I hereby certify that a copy of the foregoing has been served on the following counsel and parties this date, via overnight courier:

 Marc W. Rappel, Esquire
 LATHAM & WATKINS
 633 West Fifth Street
 Suite 4000
 Los Angeles, CA  90071

 Joseph B. Frumkin, Esquire
 SULLIVAN & CROMWELL
 125 Broad Street
 New York, NY  10004

 and via hand delivery to:

 William H. Champlin III, Esquire
 Mark V. Connolly, Esquire
 TYLER, COOPER & ALCORN, LLP
 CityPlace I   35th Floor
 Hartford, CT  06103-3488

 Robert A. Izard, Esquire
 Bradford S. Babbitt, Esquire
 ROBINSON & COLE LLP
 280 Trumbull Street
 Hartford, CT  06103-3597


                                         /s/  Robin L. Smith
                                    ------------------------------------
                                    Robin L. Smith